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                                                                       EXHIBIT 5



April 30, 1999



4Front Technologies, Inc.
6300 South Syracuse Way, Suite 293
Englewood, Colorado   80111

Gentlemen:

         We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by 4Front Technologies, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 700,000 additional shares of Common Stock of the Company, par value $.001 per share (the "Shares"), which may be issued upon the exercise of options granted or to be granted pursuant to the 4Front Technologies, Inc. 1996 Equity Incentive Plan, as amended (the "Plan").

         As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that, in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares upon the exercise of options granted or to be granted pursuant to the Plan, and that the Shares being registered pursuant to the Registration Statement, when issued upon the exercise of and payment for options granted or to be granted under the Plan in accordance with the terms of the options and the Plan, will be duly authorized, legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                         Sincerely yours,


                                         Fulbright & Jaworski L.L.P.